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                                                                    EXHIBIT 10.4

METROWERKS INC. AND SUBSIDIARIES
401(K) PLAN OF THE COMPANY

                               METROWERKS CORP.
                           SUMMARY PLAN DESCRIPTION

                               TABLE OF CONTENTS


                                  ELIGIBILITY

When Can I Become a Participant in the Plan?
What Are the Eligibility Requirements for Our Plan?
When Is My Entry Date?
Are There Any Employees Who Are Not Eligible?
What Must I do to Enroll in the Plan?

                                 II OPERATION

How Does This Plan Operate?

                               III CONTRIBUTIONS

How Much of My Pay May the Employer Redirect?
How Is My compensation Measured Under Our Plan?
What Happens to Contributions Made to the Plan?
When Must I Decide Which Accounts I Want to Use?
When Is the "Election Period" for Our Plan? .
May I Change My Elections During the Plan Year?
May I Make New Elections During the Plan Year?

                                  IV BENEFITS

What Benefits Are Available?

                              V BENEFIT PAYMENTS

When Will I Receive Payments From My Accounts?
What Happens If I Don't Spend All Plan Contributions?
What Happens If I Terminate Employment?
Will My Social Security Benefits Be Affected?

                    VI HIGHLY COMPENSATED AND KEY EMPLOYEES

Do Limitations Apply to Highly Compensated Employees?


                              VII PLAN ACCOUNTING

Periodic Statements

                    VIII GENERAL INFORMATION ABOUT OUR PLAN

General Plan Information
Employer Information
Plan Administrator Information
Service of Legal Process
Type of Administration

            IX ADDITIONAL PLAN INFORMATION Your Rights Under ERISA

2.     Claims Process

  X    SUMMARY
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                               METROWERKS CORP.
                               CAFETERIA PLAN

                                 INTRODUCTION

     We are pleased to announce that we have established a "flexible benefit plan" for you and other eligible employees. Under this program, you will be able to choose among certain benefits that we make available. The benefits that you may choose are outlined in this summary plan description. We will also tell you about other important information concerning the Plan, such as the rules you must satisfy before you can join and the laws that protect your rights.

     One of the most important features of our Plan is that the benefits being offered are generally ones that you are already paying for, but normally with money that has first been subject to income and Social Security taxes. Under our Plan, these same expenses will be paid for with a portion of your pay before Federal income or Social Security taxes are withheld. This means that you will pay less tax and have more money to spend and save.

Read the summary plan description carefully so that you understand the provisions of our Plan and benefits you will receive. You should direct any questions you have to the Administrator. There is a plan document on file which you may review if you desire. In the event there is a conflict between an insurance contract and either the plan document or this summary plan description, the insurance contract will control.


                                       I

                                  ELIGIBILITY


1. WHEN CAN I BECOME A PARTICIPANT IN THE PLAN?

     Before you become a member or a "participant" in the Plan, there are certain rules you must satisfy. First, you must meet the "eligibility requirements". After that, the next step is to actually join the Plan on the "Entry Date" that we have established for all employees. You will also be required to complete certain application forms before you can enroll.

2. WHAT ARE THE ELIGIBILITY REQUIREMENTS FOR OUR PLAN?

     You will be eligible to join the Plan when you become eligible to receive medical benefits pursuant to a group medical plan sponsored by the Employer.

3. WHEN IS MY ENTRY DATE?

     Once you have met the eligibility requirements, your entry date will be the first day of the month following the day you meet the eligibility requirements.

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4. Are There Any Employees Who Are not Eligible?

     Yes, there are certain employees who are not eligible to join the Plan. They are:

-- Employees who are not eligible to receive medical benefits under our group medical plan.

-- Employees who are part-time. A part-time employee is someone who works, or is expected to work, less than 20 hours a week.

5. WHAT MUST I DO TO ENROLL IN THE PLAN?

     Before you can join the Plan, you must complete an application to participate in the Plan. The application includes your personal choices for each of the benefits which are being offered under the Plan. You must authorize us to set some of your earnings aside in order to pay for the benefits you have elected.

     However, if you are already covered under any of the insured benefits, you will automatically participate in the Plan to the extent of you premiums unless during the "election period" you elect not participate in this Plan.


                                      II

                                   OPERATION


1. HOW DOES THIS PLAN OPERATE?

     Before the start of each Plan Year, you will be able to elect to have some of your upcoming pay contributed to the Plan. These amounts will be placed in special funds or accounts which must be set up for you in order to pay for the benefits you have chosen. The portion of your pay that is paid to the Plan is not subject to Federal income or Social Security taxes. In other words, this allows you to use taxfree dollars to pay for certain kinds of benefits and expenses which you normally pay for with out-of-pocket, taxable dollars. However, if you receive a reimbursement for an expense under the Plan, you cannot claim a Federal income tax or deduction on your return.


                                      III

                                 CONTRIBUTIONS


1. HOW MUCH OF MY PAY MAY THE EMPLOYER REDIRECT?

     Each year, for the insured benefits provided under this Plan we will automatically contribute on your behalf enough of your

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compensation to pay for the insurance coverage provided. In addition, you may elect to pay for the benefits that you elect under the Plan. These amounts will deducted from your pay each pay period on a pro rata basis over the course of the year.

HOW IS MY COMPENSATION MEASURED UNDER OUR PLAN?

     Compensation under our Plan means the total cash amount that is paid to you each year.

3. WHAT HAPPEN TO CONTRIBUTIONS MADE TO THE PLAN?

     Before each Plan Year begins, you will select the non-insured benefits you want and how much of the contributions should go toward each benefit.

4. WHEN MUST I DECIDE WHICH ACCOUNTS I WANT USE?

     You are required by Federal law to decide before the Plan Year begins, during the "election period". You must decide two things. First, which benefits you want and, second, how much should go toward each benefit.

     If you are already covered by any of the insured benefits offered by this Plan, you will automatically become a Participant to the extent to the premiums for such insurance unless you elect, during the "election period", not to participate in the Plan.

5. WHEN IS THE "ELECTION PERIOD" FOR OUR PLAN?

     Your election period will start on the date you first meet the "eligibility requirements" and end 30 days after your "entry date." (You should review
Section I on Eligibility to better understand the terms "eligibility requirements" and "entry date.") Then, for each following Plan Year, the election period will be the 30 day period prior to the beginning of each Plan Year. (See the Article entitled "General Information About Our Plan" for the definition of Plan Year.)

6. MAY I CHANGE MY ELECTIONS DURING THE PLAN YEAR?

     Generally, no. You cannot change the elections you have made after the beginning of the Plan Year. However, there ar certain limited situations when you can change your elections. You are permitted to change if there is a change in your family status. Currently, Federal law considers the following events to be example of a change in family status:

You get married or divorced.

You have a child or adopt one.

Your spouse andtor child(ren) die(s).

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Your spouse commences or terminates employment.

You or your spouse's employment status changes from fulltime to part-time or from part-time to full-time.

You or your spouse take an unpaid leave of absence.

Your spouse has a significant change in health coverage directly attributable to your spouse's employment.

     There may be other events which are considered to be a change in family status. Also, any election change must be consistent with the reason that such change was permitted.

     If you have a change in family status, you should contact the Administrator, who will provide you with the required forms for changing your benefit elections.

     In addition, for health insurance premiums being contributed to the Plan, we will adjust the salary redirection election you have made for the remainder of the Plan Year if there is a change in the premium expense. If the increase in premium expense is significant, we will let you either change the salary redirection election or revoke your election entirely and, in lieu thereof, elect to receive on a prospective basis, coverage under another health plan with similar coverage.

7. MAY I MAKE NEW ELECTIONS IN FUTURE PLAN YEARS?

     Yes, you may. For each new Plan Year, you may change the elections that you previously made, You may also choose not to participate in the Plan for the upcoming Plan Year. However, If you do not change the election already in place form the previous Plan Year, we will assume you want them to remain the same. New elections must be made during the "election period" prior to the beginning of each Plan Year.

                                      IV

                                   BENEFITS


I. WHAT BENEFITS ARE AVAILABLE?

     Under our Plan, you can choose to receive you entire compensation in cash or use a portion to pay for the following benefits or expenses during the year:

Premium Expense Account:

     A premium Expense Account allows you to use tax-free dollars to pay for certain premium expenses under various insurance programs that we offer you. These premium expenses include:

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Health Care premiums under our insured group medical plan.

Group term life insurance premiums.

Dental insurance premiums.

Disability insurance premiums.

Disability insurance premiums under privately held Insurance policies.

Cancer insurance premiums.

Vision insurance premiums.

Accidental death and dismemberment insurance premiums.

     Under our Plan, we will establish a sub-account for you for each different type of insurance coverage that is available. Also, certain limits on the amount of coverage may apply.

     The administrator may terminate or modify Plan benefits at any time, subject to the provisions of any insurance contracts providing benefits described above. We will not be liable to you if an insurance company fails to provide any of the benefits described above. Also, your insurance will end when you leave employment, are no longer eligible under terms of any insurance policies, or when insurance coverage terminates.

     Any benefits to be provided by insurance will be provided only after (1) you have provided the Administrator the necessary information to apply for insurance, and (2) the insurance is in effect for you.


                                       V

                                    BENEFIT
                                   PAYMENTS


WHEN WILL I RECEIVE PAYMENTS FROM MY ACCOUNTS?

     During the course of the Plan Year, you may submit requests for reimbursement of expenses you have incurred. Expenses are considered "incurred" when the service is performed, not necessarily when it is paid for. The Administrator will provide you with acceptable forms for submitting these requests for reimbursement. If the request qualifies as a benefit or expense that the Plan has agreed to pay, you will receive a reimbursement payment soon thereafter. Remember, those reimbursements which are made from the Plan are generally not subject to Social Security taxes. Requests for payment of insured benefits should be made directly to the insurer.

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2. WHAT HAPPENS IF I DON'T SPEND ALL PLAN CONTRIBUTIONS?

     Any monies left at the end of the Plan Year will be forfeited. Obviously, qualifying expenses that you incur late in the Plan Year for which you seek reimbursement after the end of such Plan Year will be paid first before reimbursement no later that 60 days after the end of the Plan Year. Because it is possible that you might forfeit amounts in the Plan if you do not fully use the contributions that have been made, is important that you decide how much to place in each account carefully and conservatively. Remember, you must decide which benefits you want to contribute to and how much to place in each account before the Plan Year begins. You want to be as certain as you can that the amount you decide to place in each account will be used up entirely.

3. WHAT HAPPENS IF I TERMINATE EMPLOYMENT?

     If you terminate employment during the Plan Year, your right to benefits will be determined in the following manner:

You will remain covered by insurance, but only for the period for which premiums have been paid prior to your termination of employment.

     Under Federal law, you, your spouse, and your dependents may be entitled to continuation of health care coverage. The Administrator will inform you of these rights if you terminate employment. Generally, if we (and any related companies) employed twenty (20) or more employees "on a typical business day" in the preceding calendar year, health plan contribution must be made available for a period not to exceed eighteen (18) months if a loss of benefits occurs because of your termination of employment or reduction of hours, or for a period not to exceed three (3) years for any of the other reasons given in (b) and (c) below. Under certain circumstances, persons who are disabled at the time of termination of employment or reduction in hours may be eligible for continuation of coverage for a total of 29 months (rather than 18). You should check with the administrator for more details regarding this extended coverage. However, in certain circumstances, this continuation coverage may be terminated for reasons such as failure to pay contribution coverage cost, coverage under another employer's plan (whether as an employee or otherwise, provided the other employer's health plan does not contain any exclusion of limitation with respect to any pre-existing condition of the beneficiary), termination of our health plan, or you (or the person entitled to continued coverage) become entitled to Medicare benefits. However, if you become entitled to Medicare benefits, your dependents may still qualify for continuation coverage. The cost of continuation coverage must be paid by the individual choosing such coverage; however, the cost may not exceed 102% of the cost of the same coverage for a "Similarly situated" employee or family member. When the continuation coverage for disabled person is extended from 18 months to 29 months, the disabled person may be charged 150%

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(rather than 102%) of the cost of the coverage after expiration of the initial
18-month period.

(a) If your would otherwise lose your health plan coverage under the Plan because of a termination of employment or reduction in hours, you may continue the health plan coverage provided under this Plan. However, this will not be a tax-deductible expense to you, absent unusual circumstances.

(b) Your spouse may choose continuation coverage for himself or herself if he or she loses group health coverage for any of the following reasons: (1) your death; (2) termination of your employment (for reason other than gross misconduct) or a reduction in your hours of employment; (3) your divorce or legal separation; or (4) you become eligible for Medicare.

(c) Your dependents children may choose continuation coverage for themselves if they lose group health coverage for any of the following reasons: (1) death of a parent; (2) termination of your employment (for reasons other than gross misconduct) or a reduction in your hours of employment; (3) your divorce or legal separation; (4) you become eligible for Medicare; or (5) your dependent ceases to be a dependent child under the Plan.

     It is your responsibility to notify the Plan Administrator of a divorce, legal separation or other change in marital status, change in spouse's address, or a child losing dependent status under the Plan, within sixty (60) days of the event. It is our responsibility to notify the Plan Administrator of your death, termination of employment or reduction in hours, or Medicare eligibility.

4. WILL MY SOCIAL SECURITY BENEFITS BE AFFECTED?

     Your Social Security benefits may be slightly reduce because when you receive tax-free benefits under our Plan, it reduces the amount of contributions that you make to the Federal Social Security System as well as our contribution to Social Security on your behalf.

                                      VI

                     HIGHLY COMPENSATED AND KEY EMPLOYEES


Do Limitations Apply to Highly Compensated Employees?

     Under the Internal Revenue Code, "highly compensated employees" and "key employees" generally are Participants who are officers, shareholders or highly paid. You will be notified by the Administrator each Plan Year whether you are a "highly compensated employee" or a "key employee".

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     If you are within these categories, the amount of contributions and benefits for you may be limited so that the Plan as a whole does no unfairly favor those who are highly paid, their spouses or their dependents. Federal tax laws state that a plan will be considered to unfairly favor the key employees if they as a group receive more than 25% of all of the non-taxable benefits provided for under our Plan.

     Plan experience will dictate whether contribution limitations on "highly compensated employees" or "key employee" will apply. You will be notified of these limitations if you are affected.


                                      VII

                                PLAN ACCOUNTING


1. PERIODIC STATEMENTS

     The Administrator will provide you with a statement of your account periodically during the Plan Year that shows your account balance. It is important to read these statements carefully so you understand the balance remaining to pay for a benefit. Remember you want to spend all the money you have designated for a particular benefit by the end of the Plan Year.


                                     VIII

                      GENERAL INFORMATION ABOUT OUR PLAN

     This Statement contains certain general information which you may need to know about the Plan.

1. GENERAL PLAN INFORMATION

Metrowerks Corp. Cafeteria Plan is the name of the Plan.

Your Employer has assigned Plan Number 501 to your Plan.

     The provisions of the Plan become effective on JANUARY 1, 1996, which is carried the Effective Date of the Plan.

     Your Plan's records are maintained on a twelve-month period of time. This is known as the Plan Year. The Plan Year begins on JANUARY 1ST and ends on DECEMBER 31ST.

2. EMPLOYER INFORMATION

Your Employer's name, address, and identification number are:

METROWERKS CORP. 3925 W. BRAKER LANE, SUITE 310 AUSTIN, TEXAS 78759 74-2711165

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3. PLAN ADMINISTRATOR INFORMATION

     The name, address and business telephone number of your Plan's Administrator are:

METROWERKS CORP. 3925 W. BRAKER LANE, SUITE 310 AUSTIN, TEXAS 78759 512-305-0460

     The Administrator keeps the records for the Plan and is responsible for the administration of the Plan. The Administrator will also answer any questions you may have about our Plan. You may contact the Administrator for any further information about the Plan.

4. SERVICE OF LEGAL PROCESS

     The name and address of the Plan's agent for service of legal process are:
METROWERKS CORP. 3925 W. BRAXER LANE, SUITE 310 AUSTIN, TEXAS 78759

5. TYPE OF ADMINISTRATION

The type of Administration is Employer Administration.


                                      IX

                          ADDITIONAL PLAN INFORMATION


YOUR RIGHTS UNDER ERISA

     Plan participants, eligible employees and all other employees of the Employer may be entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA) and the Internal Revenue Code. These laws provide that participants, eligible employees and all other employees are entitled to:

(a) examine without charge, at the Administrator's office, all Plan documents, and copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports and Plan descriptions; and

(b) obtain copies of all Plan documents and other Plan information upon request to the Administrator. The Administrator may charge a reasonable fee for the copies.

     In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation

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of an employee benefit plan. The people who operate your Plan, called
"fiduciaries" of the Plan, have a duty to do so prudently and in the best interest of you and other Plan participants.

     No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.

     If your claim for a benefit is denied in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have your claim reviewed and reconsidered.

     Under ERISA there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and do not receive them within thirty (30) days, you may file suit in a Federal court. In such a case, the court may request the Administrator to provide the materials and pay you up to $100 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court.

     If it should happen that Plan fiduciaries misuse the Plan's money, or if your are discriminated against for asserting your rights, you may seek assistance from the U. S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees; for example, if it finds your claim is frivolous.

2. CLAIMS PROCESS

     You should submit reimbursement claims during the Plan Year, but in no event later than 60 days after the end of a Plan Year. Any claims submitted after that time will not be considered. Claims for benefits that are insured will be reviewed in accordance with procedures contained in the policies. All other general claims or requests should be directed to the Administrator of our Plan. If a non-insured claim under the Plan is denied in whole or in part, you or your beneficiary will receive written notification. The notification will include the reasons for the denial, with reference to the specific provisions of the Plan on which the denial was based, a description of any additional information needed to process the claim and an explanation of the claims review procedure. If we fail to respond within 90 days, your claim is treated as denied. Within 60 days after denial, you or your beneficiary may submit a written request for reconsideration of the application to the Administrator.

     Any such request should be accompanied by documents or records in support of your appeal. Your or your beneficiary may review pertinent documents and submit issues and comments in writing.


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The Administrator will review the claim and provide, within 60 days, a written response to the appeal. (This period may be extended an additional 60 days under certain circumstances.) In this response, the Administrator will explain the reason for the decision, with specific reference to the provisions of the Plan on which the decision is based. The Administrator has the exclusive right to interpret the appropriate plan provisions. Decisions of the Administrator are conclusive and binding.

                                       X

                                    SUMMARY

     The money you earn is important to you and your family. You need it to pay your bills, enjoy recreational activities and save for the future. Our flexible benefits plan will help you keep more of the money you earn by lowering the amount of taxes you pay. The Plan is the result of our continuing efforts to find ways to help you get the most for your earnings.

     If you have any questions, please contact the Administrator.

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